Exhibit 10.2

Martha Goldberg Aronson

11311 Concept Blvd

Largo, FL 33773

October 30, 2024

Curt R. Hartman

Address on file with the Company

Re:	Transition to Special Advisor

Dear Curt:

This letter (this “Letter Agreement”) confirms our recent discussions regarding your transition to a Special Advisor role with CONMED Corporation (the “Company”). On behalf of the Board of Directors of the Company (the “Board”), I want to thank you for your years of leadership and your willingness to provide continued service as set forth herein.

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Transition Dates: Your service as Chair of the Board will cease on October 31, 2024, and your service as a director and as President and Chief Executive Officer (“CEO”) will continue through December 31, 2024 (“CEO Transition Date”). On January 1, 2025 (the “Initial Transition Date”), you will transition into a non-executive officer role and continue full-time at-will employment in such role through March 2, 2025 (such period, the “Initial Transition Period”). Commencing as of March 3, 2025 (the “Transition Date”), you will serve as a Special Advisor until March 3, 2027 (such date or the date of your earlier termination of services with the Company, the “Separation Date”, and such period, the “Advisory Period”).

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Compensation During Initial Transition Period: As compensation for services performed in your non-executive officer role during the Initial Transition Period, you will continue to receive your current base salary and be eligible for benefits as a full-time employee, but you will not be eligible to receive any bonus under the Company’s annual cash bonus plan for 2025 based on your service during the Initial Transition Period or otherwise. For the avoidance of doubt, you will be eligible for a full bonus based on actual performance under the Company’s existing annual cash bonus plan for your service during 2024, determined in accordance with the plan metrics (i.e., with no discretionary decrease), which bonus will be paid when 2024 bonuses are generally paid to senior executives of the Company. Your benefits will include continued participation in the Company’s welfare benefit plans (e.g., medical, dental), Retirement Savings Plan, and Benefits Restoration Plan.

Compensation During Advisory Period: As compensation for services performed as Special Advisor, you will be paid a consulting fee equal to the sum of (i) $1,936,000 plus (ii) two (2) times the average of your earned annual incentive bonus for each of completed fiscal years 2023 and 2024, in the aggregate (the “Special Advisor Fee”). 50% of the Special Advisor Fee will be payable in regular biweekly installments in accordance with the Company’s regular payroll practices during the first year of the Advisory Period (i.e., 2025), and 50% of the Special Advisor Fee will be payable in a lump sum within 60 days following the commencement of the second year of the Advisory Period (i.e., by March 1, 2026), subject to your ongoing compliance in all material respects with all obligations under this Letter Agreement, including the Release Requirement (defined below) and, for the avoidance of doubt, subject to repayment upon noncompliance in a material respect (solely with respect to amounts attributable to service after the date of such noncompliance). You will not be eligible to receive any bonus for your service as Special Advisor.

While serving as Special Advisor, you will remain eligible to participate in the Company’s welfare benefit plans (e.g., medical, dental), Retirement Savings Plan, and Benefits Restoration Plan; provided you continue to satisfy the applicable eligibility requirements for such benefits during this period (for the avoidance of doubt, the Special Advisor position shall not cause you to fail to satisfy such requirements, except as set forth herein). For purposes of the Company’s medical and dental plans, the Company expects that you will need to transition to health insurance continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) on March 1, 2026. Subject to your timely election of such coverage, for the remainder of the Advisory Period, you will be eligible for a reduced COBRA rate for the medical and/or dental coverage which you may elect to continue. The reduced COBRA rate is the monthly equivalent of the employee contribution rate for the plans that you elect, and the monthly equivalent of the employer contribution rate for the plans you elect and any administrative fees shall be borne by the Company. Beginning on the Separation Date, the regular COBRA rate will commence for the remainder of the COBRA period. You will receive, under separate cover, information regarding your right to health insurance continuation under COBRA, and this Letter Agreement will not impair those rights.

Through the Separation Date, you shall have reasonable access to your current administrative assistant (i.e., approximately five hours per week). The Company will continue to maintain your leased office during the Initial Transition Period and while you serve as Special Advisor, at its sole expense, until expiration of the lease in October 2025.

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Cooperation: At all times following the CEO Transition Date, you will cooperate reasonably with the Company’s and its counsel’s requests for information or assistance, including related to the review by the U.S. Department of Justice of potential issues with certain royalty payments related to design surgeons disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and/or the Company’s internal investigation or review of compliance, legal or any other issues, response to any lawfully served civil or criminal subpoenas, and defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which you were engaged in employment with the Company. You will also provide any sub-certifications as may be reasonably requested by the Company with respect to the period during which you served as CEO. Except as required by law, or authorized in advance by the Company’s Chief Legal Officer or General Counsel and Board, and subject to your rights under the “Protected Rights” provisions herein, you will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is engaging in a private civil suit or has indicated that a private civil action against the Company or any of its directors or officers is being contemplated, concerning the operations of the Company, or the legal positions taken by the Company and that is based on occurrences during your employment with the Company. If asked about any such individuals or matters, you shall invoke the attorney-client privilege, and for non-privileged matters, say: “I have no comment,” and shall direct the inquirer to the Company’s Chief Legal Officer or General Counsel. The Company agrees to reimburse you for any reasonable and documented legal expenses incurred by you (including, for the avoidance of doubt, the fees and costs of independent counsel of your own choosing) in connection with such cooperation to the extent that such reimbursement is not provided for under the Company’s directors’ and officers’ insurance policy and will also reimburse you for any reasonable and documented travel expenses incurred by you in connection with such cooperation in accordance with applicable Company policies. You shall not be required to cooperate against your own legal interests and all such cooperation shall be subject to your personal and business commitments.

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Protected Rights: You understand that nothing in this Letter Agreement, a Release, or any other agreement between you and the Company, shall in any way limit or prohibit you from engaging in any Protected Activity. “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, providing information to, responding to any inquiries from or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Agencies”), or discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information to Agencies as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Company to any parties other than the relevant Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Letter Agreement.

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Releases: You agree to execute and cause to become irrevocable the release attached hereto as Annex A within thirty (30) days after the CEO Transition Date and a supplemental release and general waiver in a substantially similar form that is acceptable to the Company (each, a “Release”) within thirty (30) days after the Separation Date (the “Release Requirement”).

•	Separation: Your services to the Company will end on the Separation Date. Following the Separation Date, your service relationship with the Company will cease.

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Duties as Special Advisor: Your duties as Special Advisor will be (1) providing advice and counsel as reasonably may be requested by the CEO from time to time in connection with the Company’s business, (2) being reasonably available to meet with, and to be involved with, clients and other parties, at the request of the Company, (3) providing support for other special projects designated by the CEO, and (4) and such other reasonable duties as may be assigned to you by the CEO commensurate with your knowledge and prior position as CEO. As Special Advisor, you may be required to travel at the reasonable request of the Company upon reasonable notice and will be entitled to reimbursement in accordance with the Company’s applicable policies as in effect from time to time. During the Advisory Period, except as prohibited by the covenants and provisions attached hereto in Annex B, you will be permitted to serve as an outside director or advisor to other companies, subject to the consent of the Board, which will not be unreasonably withheld.

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Equity Awards: Subject to your continued service as Special Advisor and compliance with the Release Requirement, your equity awards shall continue to vest through the Separation Date and remain subject to the terms of the applicable award agreements and the Company’s Amended and Restated 2018 Long-Term Incentive Plan or, as applicable, a prior plan. You acknowledge and agree that, except as otherwise provided by this Letter Agreement, any equity awards with vesting dates scheduled to occur after March 3, 2027 will be forfeited as of the Separation Date. For the avoidance of doubt, any vested options that do not otherwise expire by their terms will remain exercisable during the Advisory Period and for a period of 30 days (or such longer period as specified in the applicable award agreement) following the Separation Date.

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Severance; Early Termination: You waive any claim to receive payments or other benefits under the Company’s Executive Severance Plan, the CONMED Severance Plan or any other severance plan or agreement (including, for the avoidance of doubt, upon a change in control or similar event). You further agree that your transition to the position of Special Advisor as of the Transition Date, your transition into a non-executive officer role as of Initial Transition Date, any compensation and benefits changes that will occur in connection with the foregoing, and any termination of employment or services occurring after the date hereof will not entitle you to any benefits under the Company’s Executive Severance Plan, the CONMED Severance Plan or any other severance plan or agreement.

Upon a termination of your employment prior to March 3, 2027 (a) as a result of your death or disability, (b) by the Company without Cause (as defined in the Company’s Executive Severance Plan) or (c) by you following a material breach of this Letter Agreement by the Company (after written notice by you to the Company and 30 days thereafter for the Company to cure) (a “Breach Termination”), the Company will, subject to you (or your estate or beneficiary’s, if applicable) executing and causing to become irrevocable a supplemental Release within thirty (30) days (or, in the event of your death or disability, ninety (90) days) following the termination date, (x) pay you any amount of the Special Advisor Fee that remains unpaid as of the date of such termination in a single lump sum within thirty (30) days of such supplemental Release becoming effective and (y) vest all equity which would have vested through March 3, 2027. For the avoidance of doubt, if, prior to March 3, 2027, the Company terminates your service for Cause (as defined in the Company’s Executive Severance Plan) or you terminate your service other than due to a Breach Termination or CIC Good Reason Termination, you will not be entitled to any further payments under this Letter Agreement and must repay any amounts attributable to service after the date of such termination, and any equity awards with vesting dates scheduled to occur after the Separation Date will be forfeited.

In the event of a Change in Control (as defined in the Company’s Executive Severance Plan) during the Advisory Period, you shall have the right to resign upon and following the 60th day following such Change in Control (a “CIC Good Reason Termination”) and the Company will, subject to you executing and causing to become irrevocable a supplemental Release within thirty (30) days following the termination date, (x) pay you any amount of the Special Advisor Fee that remains unpaid as of the date of such termination in a single lump sum within thirty (30) days of such supplemental Release becoming effective and (y) vest all equity which would have vested through March 3, 2027. For the avoidance of doubt, in the event of a Change in Control and/or CIC Good Reason Termination, any equity awards with vesting dates scheduled to occur after March 3, 2027 will be forfeited as of the Separation Date.

For the avoidance of doubt, in the event of an early termination under this bullet, the covenants not to solicit and not to compete in Annex B shall continue through the scheduled end of the Advisory Period and one year thereafter.

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Restrictive Covenants: In connection with your transition, you agree to be bound by the covenants and provisions in Annex B, which apply during your employment with the Company and after your employment with the Company terminates for any reason (including throughout the term of your service as Special Advisor during the Advisory Period), as specified therein. You acknowledge the potential restrictions on your future employment imposed by such covenants and provisions are reasonable in both duration and geographic scope and in all other respects.

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Withholding Taxes: The Company shall withhold from all payments due to you (or your beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

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Section 409A: The payments under this Letter Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), and the parties agree to interpret and administer this Letter Agreement in a manner consistent with such intent. If and to the extent that any payment under this Letter Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (including because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-l(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death or a change in ownership or effective control within the meaning of Section 409A). If any provision of this Letter Agreement contravenes Section 409A or would cause you to be subject to additional taxes, interest or penalties under Section 409A, you and the Company shall discuss in good faith modifications to this Letter Agreement in order to mitigate or eliminate such taxes, interest or penalties while endeavoring in good faith to preserve the intended economic terms of this Letter Agreement. To the extent applicable, your right to any series of installment payments under this Letter Agreement shall be treated as a right to a series of separate payments and not as a right to a single payment, and each separately identified amount to which you are entitled under this Letter Agreement shall be treated as a separate payment for purposes of Section 409A.

All reimbursements or in-kind benefits provided under this Letter Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement), (ii) the amount of expenses eligible for reimbursement or the provision of any in-kind benefits during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Indemnification: The Company shall indemnify you (and will advance to you legal fees and costs) for your actions or inactions during the Advisory Period and shall provide continued D&O coverage for your actions or inactions on or prior to the CEO Transition Date. Section 12(e) of your employment agreement shall continue to apply with respect to your actions and inactions on or prior to the CEO Transition Date.

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Legal Fees: The Company shall reimburse you up to thirty thousand dollars ($30,000) for the legal fees reasonably incurred by you in connection with the negotiation and documentation of this Letter Agreement; provided that, upon request by the Company, you provide the Company with reasonable documentation of such fees.

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Choice of Law: This Letter Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the execution or performance hereof shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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Arbitration: Any suit, action or other proceeding arising out of or relating to this Letter Agreement or any transaction contemplated hereby shall, to the fullest extent permitted by law, be finally settled by confidential arbitration. Such arbitration will be conducted before the American Arbitration Association (“AAA”) in New York, New York in accordance with the AAA Employment Arbitration Rules and Mediation Procedures (the “Rules”) by a mutually agreed upon single arbitrator, or if agreement is not reached, by an arbitrator selected in accordance with the Rules. Any arbitral determination shall be final and binding on the parties and may be entered as a judgment in a court of competent jurisdiction. Should any party to this Letter Agreement pursue a claim based upon, arising out of, or relating to this Letter Agreement by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. For the avoidance of doubt, this Letter Agreement does not include an agreement to arbitrate claims on a collective or class basis, and it is explicitly agreed that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class or collective claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

Thank you again for your service.

CONMED Corporation

/s/ Martha Aronson
By:	Martha Goldberg Aronson
Title:	Lead Independent Director

ACCEPTED AND AGREED:

/s/ Curt R. Hartman

Curt R. Hartman

ANNEX A

This Agreement (the “Agreement”) is entered into by and between CONMED Corporation (the “Company”) and Curt R. Hartman (“Employee” or “You” or “you”) in full and complete settlement of all issues concerning Employee’s employment through the Effective Date (as defined herein). As used in this Agreement, the term “Company” shall include CONMED Corporation, its affiliates, subsidiaries (including Linvatec Corporation), successors and assigns, all of its current and former officers, directors, employees, and agents (in their individual and representative capacities).

WHEREAS, Employee acknowledges that he is knowingly and voluntarily entering into this Agreement and that by signing this Agreement he is receiving payment and/or other consideration from the Company to which he was not or would not otherwise be entitled.

NOW, THEREFORE, in consideration of the above premises and of the mutual agreement and undertakings hereinafter set forth in the October 30, 2024 Letter Agreement (the “Letter Agreement”), the Company and Employee further agree as follows:

1. [CEO Transition Date. December 31, 2024.]

2. Letter Agreement Benefits. In consideration for Employee’s execution of the Letter Agreement and the general releases contained herein, and without any other obligation to do so, the Company will provide Employee with the payments contemplated by the Letter Agreement, less applicable federal, state, local, and other legally required payroll deductions in accordance with the Company’s standard payroll practices (the “Letter Agreement Benefits”). Employee understands, acknowledges and agrees that if he did not execute this Agreement, he would receive less and different benefits.

3. General Release of Claims. In consideration for the Letter Agreement Benefits, Employee, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, Employee voluntarily, knowingly and willingly waives and releases, and promises never to assert, any and all claims that Employee has or might have against the Company, and/or its predecessors, successors, past, current and future parents, subsidiaries, related entities, officers, directors, shareholders, agents, partners, employees, successors or assigns (collectively, the “Releasees”), in each case, relating to any aspect of Employee’s employment, employment compensation, resignation or termination of employment, including any and all rights or claims of unlawful retaliation, discrimination or harassment on the basis of age, race, sex, marital status, disability, national origin, religion, or any other basis under federal, state, or local law. Those claims being released and discharged include, but are not limited to:

a.	claims arising under any other federal, state or local fair employment statute, code or ordinance, contract law;

b.

torts of all kinds including, but not limited to, negligence claims and fraudulent inducement to enter into this contract, misrepresentation, negligent or otherwise, fraud, defamation, slander, libel, duress, fraudulent inducement, workers’ compensation retaliation, interference with an advantageous business relationship, negligent employment, including negligent hiring, negligent retention and negligent supervision; claims of breach of contract, whether actual or implied, written or oral; promissory estoppel, quantum meruit or the like, and any and all claims for attorneys’ fees, any federal, state and local statutory or common law;

c.

claims for personal, bodily or emotional injury and monetary loss, without limitation, relating to any workers’ compensations laws, tort, contract (express or implied), or any other common law theory; all claims for retaliation or discrimination of any type; and all claims for employment-related benefits of any type and any and all rights or claims to attorneys’ fees;

d.

claims of any violation of any pension or welfare plans or any other benefit plan or arrangement, including, without limitation, any claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) [29 U.S.C. Sections 1001-1461], as amended, including claims for breach of fiduciary duty under ERISA;

e.

claims under the Fair Housing Act [42 U.S.C. Section 3604 et. seq.], as amended; Title IX of the Education Amendments of 1972 [20 U.S.C. Sections 1681 et. seq.], as amended; the Federal False Claims Act [18 U.S.C. Sections 287, et seq.], as amended (“FFCA”); the Program Fraud Civil Remedies Act [38 C.F.R. 42.1, et seq.], as amended (“PFCRA”); the Fair Credit Reporting Act, as amended (“FCRA”); the Uniformed Services Employment and Reemployment Rights Act of 1994 [38 U.S.C. Sections 4301-4333], as amended (“USERRA”); the National Labor Relations Act [29 U.S.C. Sections 151-169], as amended (“NLRA”); the Worker Adjustment and Retraining Notification Act [29 U.S.C. Sections 2101 et seq.], as amended (“WARN”); the Occupational Safety and Health Act [29 U.S.C. Sections 651-678], as amended (“OSHA”); the Fair Labor Standards Act [29 U.S.C. Sections 201-219], as amended (“FLSA”);

f.

claims or rights under state and federal whistleblower legislation including the Consolidated Omnibus Budget Reconciliation Act of 1985 [Pub. L. 99- 509], as amended (“COBRA”); the Sarbanes-Oxley Act of 2002 15 U.S.C. § 7201, et seq.; (“S-OA”); the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”); the Family and Medical Leave Act [29 U.S.C. Sections 2601-2654], as amended (“FMLA”); ·the Congressional Accountability Act of 1995 [2 U.S.C. Sections 1311-1317], as amended; the Age Discrimination in Employment Act [29 U.S.C. § 621 et seq.] (“ADEA”), as amended; the Americans with Disabilities Act [42 U.S.C. Sections 12101-12213], as amended (“ADA”); the ADA Amendments Act of 2008 (“ADAAA”); the Rehabilitation Act of 1973 [29 U.S.C. Section 791, et.seq.], as amended; the Employee Polygraph Protection Act of 1988 [29 U.S.C. Sections 2001, et. seq.], as amended (“PPA”); the Internal Revenue Code [Title 26, U.S.C.], as amended (“IRC”); the Equal Pay Act [29 U.S.C. Section 206(d)], as amended (“EPA”); the Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964 [42 U.S.C. Sections 2000e- 2000e-17J, as amended (“CRA”); the Civil Rights Act of 1991; Elliott-Larsen Civil Rights Act, as amended; the Revised Statutes [42 U.S.C. Sections 1981, 1983 or 1985], as amended;

g.

claims under the Florida Civil Human Rights Act [Fla. Stat. Ann. Sections 760.01 et seq.], as amended; The AIDS Act [Fla. Stat. Ann. Sections 760.50 et seq.); Florida Wage Discrimination Law [Fla. Stat. Ann. Section 725.07), as amended; Florida False Claims Act [Fla. Stat. Ann. Sections 68.081 et seq.]; the Florida Minimum Wage Act; Whistleblower’s Act [Fla. Stat. Ann. Sections 112.3187 et seq.]; Wage Payment Laws [Fla. Stat. Ann. Sections 448.109 to 448.110]; worker’s compensation retaliation;

h.

claims under the New York Labor Law, New York State Human Rights Law [N.Y. Exec. Law§§ 296, et. seq.]; New York City Commission on Human Rights Law [NYC Code§ 8-101]; New York Equal Pay Law [N.Y. Lab. Law§ 194]; New York Equal Rights Law (N.Y. Civ. Rights Law§ 40]; New York Off-duty Conduct Lawful Activities Discrimination Law [N.Y. Lab. Law.§ 201-d]; New York Minimum Wage Act [N.Y. Lab. Law§§ 650 to 665]; New York Wage and Hour Law [N.Y. Lab. Law §§ 190, et seq.]; New York Whistleblower Statute [N.Y. Lab. Law § 740]; New York Workers’ Adjustment and Retraining Notification Acts, as amended (the New York “Warn” Laws) [N.Y. Lab. Art. 25-A, §§ 860A to 8601]; and

i.	claims for severance payments or other benefits pursuant to the CONMED Management Severance Plan and the CONMED Severance Plan.

Employee also specifically acknowledges and agrees that he is waiving on behalf of himself and his attorneys all claims for fees and expenses and court costs. Employee is also waiving his right to recover in his own lawsuit, as well as the right to recover in a suit brought by any other entity or person on Employee’s behalf. Employee is not waiving any rights or claims which may arise after the date Employee signs this agreement

4. Exclusion. This Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the ADEA. Also excluded from the General Release is (a) rights or entitlements, if any, Employee may have to directors’ and officer’s insurance coverage and/or indemnification; (b) rights under the Letter Agreement; (c) rights to any vested retirement or other benefits; (d) rights to any vested equity interests of the Company which are vested as of the date of (or the effectiveness of) the Letter Agreement or (e) Employee’s right to file a charge with an administrative agency or participate in any agency investigation. Employee is, however, waiving his right to recover money in connection with such a charge or investigation. Employee is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal state or local agency provided that Employee does not waive, and this letter shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.

5. Savings Clause. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions nonetheless shall remain fully valid and enforceable.

6. Entire Agreement. This Agreement sets forth the entire agreement between Employee and the Company, other than any contemporaneous agreement, any employment agreement signed by Employee at the time of hire, the Letter Agreement, and any supplemental release required thereunder and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter of this Agreement other than the Letter Agreement. By countersigning this Agreement Employee acknowledges that in doing so he has not relied upon any representation or statement not set forth in this Agreement made by the undersigned or any other representative of the Company, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than in the Letter Agreement.

7. Choice of Law and Arbitration. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the execution or performance hereof, shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall, to the fullest extent permitted by law, be finally settled by confidential arbitration. Such arbitration will be conducted before the American Arbitration Association (“AAA”) in New York, New York in accordance with the AAA Employment Arbitration Rules and Mediation Procedures (the “Rules”) by a mutually agreed upon single arbitrator, or if agreement is not reached, by an arbitrator selected in accordance with the Rules. Any arbitral determination shall be final and binding on the parties and may be entered as a judgment in a court of competent jurisdiction.

8. Age Discrimination Release Notification. You acknowledge that as part of this Agreement you are releasing and waiving all charges, claims, and complaints under the Age Discrimination in Employment Act (“ADEA”) and you are agreeing not to sue the Releasees in connection with any of Your rights under the ADEA. In order for you to waive Your ADEA rights through this Agreement, pursuant to the requirements of 29 U.S.C. 1626, You acknowledge and agree that:

a.	You knowingly and voluntarily execute this Agreement and release, waive, and agree not to sue the Releasees; and

b.	the release, waiver and agreement not to sue includes settlement of any allegation of age discrimination arising under the ADEA; and

c.	the release, waiver, and agreement not to sue includes all claims under the ADEA arising up to and including the date of execution of this release, but not claims occurring thereafter; and

d.	You have been advised to consult with an attorney concerning Your rights and obligations under the release, waiver, and agreement not to sue and before signing this Agreement; and

e.	this Agreement is written in a manner that You can understand, and You have fully considered the terms and conditions of this Agreement; and

f.	You are not releasing or waiving any rights that You are prohibited by law, rule, or regulation from releasing or waiving; and

g.

You have been given a reasonable period of time from receipt of this Agreement, to consider this Agreement before executing it and that you may accept and sign this Agreement before expiration of the twenty-one (21) day time period following your receipt of this Agreement, but you are not required to do so by the Company; and

h.

You understand that after signing this Agreement, you may revoke your acceptance within seven (7) days by providing written notice of revocation to John Ferrell at 11311 Concept Blvd, Largo, FL 33773. This Agreement will become effective on the eighth (8th) day following your signature (the “Effective Date”).

If you do not timely sign this Agreement within the period described in the Letter Agreement, you forfeit the Letter Agreement Benefits).

TO THE EMPLOYEE: THIS IS AN IMPORTANT DOCUMENT. WHEN YOU SIGN THIS AGREEMENT, YOU ARE WAIVING CERTAIN RIGHTS THAT YOU HAVE UNDER STATE AND FEDERAL EMPLOYMENT LAWS. YOU MAY DESIRE TO CONSULT WITH A LAWYER BEFORE SIGNING THIS DOCUMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement.

CONMED Corporation

By:	[•]
Title:	[•]

ACCEPTED AND AGREED:

Curt R. Hartman

Annex B

To protect the confidential information and other trade secrets of the Company, you agree that:

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Covenant Not to Solicit: During the Initial Transition Period and the Advisory Period and for a period of 12 months after the Advisory Period, to the fullest extent permitted by law and applicable rules, you will not: (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) interfere with or damage any relationship between the Company and a Client or (iii) Solicit anyone who is then an employee of the Company to resign from the Company or to apply for or accept employment with any other business or enterprise except pursuant to a general solicitation of employment which is not directed specifically to any such employees; provided that, after a period of 12 months following the Initial Transition Period and in consultation with the CEO of the Company to provide for a reasonable and mutually agreeable transition period, you may Solicit for employment your current administrative assistant.

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Covenant Not to Compete: During the Initial Transition Period and the Advisory Period and for a period of 12 months after the Advisory Period, to the fullest extent permitted by law and applicable rules, you will not, directly or indirectly, alone or jointly, with any person or entity, participate in, engage in, consult with, advise, be employed by, own (wholly or partially), possess an interest in, or in any other manner be involved with, any Competitive Enterprise. Notwithstanding the foregoing, you will not be prohibited from passively owning less than 5% of the securities of any publicly traded corporation or from passively holding (without any involvement in investment decisions) investments in private equity funds, hedge funds or other similar private funds. You agree that the covenants contained in this bullet are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.

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Covenant Not to Disparage: Subject to the exceptions noted below, during your employment with the Company and thereafter, (i) you will not make any statement that would libel, slander or disparage the Company, any of its subsidiaries or their respective past or present officers, directors, employees or agents, and (ii) the Company agrees to instruct the Designated Company Representatives (as defined below) not to make any statement that would libel, slander or disparage you and the Company will not make any official statement that would libel, slander or intentionally disparage you. The “Designated Company Representatives” are (i) the Company’s executive officers and (ii) all members of the Board, in each case, as of the date of the CEO Transition Date.

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Confidentiality: Subject to the exceptions noted below, during your employment and thereafter, you will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which will have been obtained by you during your employment by the Company and which is not generally available public knowledge. Except as may be required or appropriate in connection with your carrying out your duties you will not, unless otherwise permitted by this agreement, required or permitted by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case you will use your reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

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Exceptions: You understand that nothing in this Annex B, the Letter Agreement, a Release or any other agreement between you and the Company, shall in any way limit or prohibit you from engaging in any Protected Activity. “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, providing information to, responding to any inquiries from or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Agencies”), or discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information to Agencies as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information of the Company to any parties other than the relevant Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

The following terms used in this Annex B have the meanings indicated below:

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“Client” means any client or prospective client of the Company to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Company.

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“Competitive Enterprise” means any business or activity competitive with that of the Company or its affiliates anywhere in the United States or any other country in which the Company or its affiliates operate, in each case, as determined in good faith by the CEO and Chief Financial Officer of the Company in consultation with the Board. The Company’s “affiliates” shall be defined as the Company’s affiliates as of the date of this Letter Agreement.

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“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

Capitalized terms used in this Annex B but not otherwise defined herein have the meanings assigned to them in the 2024 Letter Agreement, dated October 30, 2024, by and between Curt R. Hartman and the Company.

It is the intent and desire of the parties that the restrictive provisions of this Annex B be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Annex B is determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party, to delete the portion determined to be invalid or unenforceable (such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made). Your obligations under this Annex B shall survive the termination of your employment.